Exhibit 99.1

CITIZENS HOLDING COMPANY EARNINGS INCREASE 19.7%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 30, 2009—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and twelve months ended December 31, 2008.

Net income for the three months ended December 31, 2008 increased to $2.055 million, or $0.42 per share-basic and diluted, from $1.416 million, or $0.29 per share-basic and diluted for the same quarter in 2007. Net interest income for the fourth quarter of 2008, after the provision for loan losses for the quarter, was $6.693 million, approximately 38.3% higher than the same period in 2007, in part due to a higher volume of interest earning assets. The provision for loan losses for the three months ended December 31, 2008 was $195 thousand compared to $230 thousand for the same period in 2007. The net interest margin decreased to 4.31% in the fourth quarter of 2008 from 4.36% in the same period in 2007 primarily because of the decrease in yields on earning assets was slightly more than the decline in rates paid on interest bearing deposits and Federal Home Loan Bank advances. Non-interest income decreased in the fourth quarter of 2008 by approximately $656 thousand, or 29.7%, while non-interest expenses increased $265 thousand, or 5.0%, compared to the same period in 2007.

Net income for the twelve months ended December 31, 2008 increased 19.7% to $8.274 million, or $1.70 per share basic and $1.69 per share diluted, from $6.914 million, $1.41 per share basic and $1.39 per share diluted, for the twelve months ended December 31, 2007. Net interest income for the twelve months ended December 31, 2008, after the provision for loan losses, increased 19.5% to $24.559 million from $20.553 million for the same period in 2007. Net interest margin increased to 4.41% in 2008 from 4.34% in 2007. The provision for loan losses for the twelve months ended December 31, 2008 was $1.224 million compared to the provision of $784 thousand in 2007. Non-interest income increased by $85 thousand, or 1.1%, and non-interest expense increased by $2.410 million, or 12.4%, for the twelve months ended December 31, 2008 when compared to the twelve months ended December 31, 2007.

Total assets as of December 31, 2008 increased by $85.143 million, or 12.5%, when compared to December 31, 2007. Deposits increased by $68.695 million, or 14.4%, over the same period in 2007. Loans, net of unearned income, increased during this period by $56.712 million, or 15.2%, due to increasing loan demand brought about partially by the entrance into new markets through the opening of five new branches since the fourth quarter of 2007. Non-performing assets increased by $1.800 million to $5.683 million at December 31, 2008 compared to December 31, 2007 because of an increase in loans 90 days or more past due and other real estate.

During 2008, the Company paid dividends totaling $0.77 per share. This represents an increase of 5.5% over the dividends of $0.73 paid in 2007.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Interest income and fees	$10,205	$9,475	$39,558	$38,100
Interest expense	3,317	4,407	13,775	16,763

Net interest income	6,888	5,068	25,783	21,337

Provision for loan losses	195	230	1,224	784

Net interest income after provision for loan losses	6,693	4,838	24,559	20,553

Non-interest income	1,551	2,207	7,863	7,778
Non-interest expense	5,558	5,293	21,859	19,449

Net income before taxes	2,686	1,752	10,563	8,882
Income taxes	631	336	2,289	1,968

Net income	$2,055	$1,416	$8,274	$6,914

Earnings per share—basic	$0.42	$0.29	$1.70	$1.41

Earnings per share—diluted	$0.42	$0.29	$1.69	$1.39

Average shares outstanding-basic	4,853,196	4,863,457	4,860,095	4,913,946

Average shares outstanding-diluted	4,888,274	4,909,179	4,895,511	4,964,475

	As of December 31, 2008	As of December 31, 2007
Balance Sheet Data:
Total assets	$766,047	$680,904
Total earning assets	682,747	613,756
Loans, net of unearned income	428,705	371,993
Allowance for loan losses	4,480	3,968
Total deposits	545,927	477,232
Long-term borrowings	80,211	50,418
Shareholders’ equity	71,400	68,191
Book value per share	$14.70	$14.02
Dividends paid per share	$0.77	$0.73

Average Balance Sheet Data:
Total assets	$702,190	$639,305
Total earning assets	634,012	575,262
Loans, net of unearned income	398,184	358,178
Total deposits	495,428	480,191
Long-term borrowings	82,382	84,658
Shareholders’ equity	70,112	67,377

Non-performing assets:
Non-accrual loans	1,397	1,310
Loans 90+ days past due	911	526
Other real estate owned	3,375	2,047

Net charge-offs as a percentage of average net loans	0.18%	0.15%

Performance Ratios:
Return on average assets	1.18%	1.08%
Return on average equity	11.80%	10.26%

Net interest margin (tax equivalent)	4.41%	4.34%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com